UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2009

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2009, Alliance One International, Inc. (“we” or “Alliance One”) was advised by Hilton Kappaun that he had accepted a position with one of our largest customers and accordingly was resigning as Alliance One’s Executive Vice President—Global Operations and from all other capacities as an officer and employee of Alliance One and its subsidiaries. On July 20, 2009, we entered into a Separation and General Release Agreement with Mr. Kappaun, which provides for the terms of his separation of service, including Mr. Kappaun’s agreement not to use or disclose confidential information obtained in his capacity as an employee of Alliance One. The Separation and General Release Agreement also provides for certain payments by us to him in amounts as specified therein. The Separation and General Release Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On July 21, 2009, we appointed J. Henry Denny as Executive Vice President—Global Operations to succeed Mr. Kappaun. Prior to this appointment, Mr. Denny, age 59, had served as our Regional Director—North and Central America since April 2006 and before that had served as Regional Leaf/Sales Director from May 2005. Mr. Denny has served in various management and other capacities with us and our predecessors since 1973. In connection with his promotion to Executive Vice President—Global Operations, the Executive Compensation Committee of our Board of Directors approved an increase in his annual salary rate to $300,000 and granted him annual and long-term incentive awards consistent with our existing incentive compensation plans for executive officers.

Item 9.01	Exhibits.

Exhibit 10.1 – Separation and General Release Agreement dated as of July 20, 2009 between Alliance One International, Inc. and Hilton Kappaun

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2009

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Joel Thomas
Joel Thomas
Vice President – Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Separation and General Release Agreement dated as of July 20, 2009 between Alliance One International, Inc. and Hilton Kappaun